Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271951

Prospectus Supplement No. 3 to Prospectus dated November 13, 2023

Signing Day Sports, Inc.
Representative’s Warrants to purchase up to 96,600 shares of common stock and up to 96,600 shares of common stock issuable upon exercise of Representative’s Warrants

This Prospectus Supplement No. 3 (“Prospectus Supplement No. 3”) relates to the Prospectus of Signing Day Sports, Inc. (“we,” “us,” or “our”), dated November 13, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2023 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, relating to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 24, 2023 (File No. 333-271951). Capitalized terms used in this Prospectus Supplement No. 3 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 3 is being filed to include the information in our Current Report on Form 8-K which was filed with the SEC on December 15, 2023.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on November 30, 2023 and Prospectus Supplement No. 2 filed with the SEC on December 8, 2023 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our shares of common stock are traded under the symbol “SGN” on NYSE American LLC (“NYSE American”). On December 14, 2023, the closing price of our shares of common stock on NYSE American was $0.92.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 15 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is December 15, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2023

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Under a Settlement Agreement and Release (the “Midwestern Release Agreement”), dated as of December 12, 2023 (the “Midwestern Release Date”), between Signing Day Sports, Inc., a Delaware corporation (the “Company”) and Midwestern Interactive, LLC, a Missouri limited liability company (“Midwestern Interactive”), the Company and Midwestern Interactive agreed to a mutual release of all claims that could have been asserted as of the Midwestern Release Date. The Company further agreed to pay Midwestern Interactive $600,000.00 by making a payment of $300,000.00 within three business days of the Midwestern Release Date and a payment of $300,000.00 on or before April 12, 2024 (the “Midwestern Release Amount”). In addition, the Company agreed to execute a confession of judgment and affidavit of confession of judgment in favor of Midwestern Interactive as to the obligations to pay the Midwestern Release Amount plus interest accruing on the Midwestern Release Amount at the rate of 9% per annum from April 12, 2024 plus any costs or expenses, including, but not limited to, attorney’s fees and costs expended to pursue the matter to judgment, and to enforce and collect the judgment, if necessary.

The Company and Midwestern Interactive entered into the Midwestern Release Agreement to resolve a dispute between them involving allegations, on the one hand, by Midwestern Interactive that it performed work on behalf of the Company for which Midwestern Interactive had not been paid pursuant to a Work for Hire – Acknowledgement and Assignment, dated December 21, 2022 (the “Work For Hire Agreement”) and, on the other hand, by the Company that Midwestern Interactive did not perform as required by the Work For Hire Agreement.

The foregoing description of the Midwestern Release Agreement is qualified in its entirety by reference to the full text of the Midwestern Release Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Settlement Agreement and Release, dated as of December 12, 2023, between Signing Day Sports, Inc. and Midwestern Interactive, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2023	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

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